PROSPECTUS SUPPLEMENT NO. 1	Filed Pursuant to Rule 424(b)(3)
(to Prospectus Dated September 8, 2005)	File No. 333-128190

Prospectus

China Cable and Communication, Inc.
15,000,000 Shares of Common Stock

This Prospectus Supplement No. 1 supplements the prospectus dated September 8, 2005 relating to the reoffer and resale by the selling shareholders, identified below in the section entitled "The Selling Shareholders," of up to 15,000,000 shares of common stock, $.00001 par value per share, of China Cable and Communication, Inc. (the "Shares"). The selling shareholders may sell the stock from time to time in the over-the-counter market at the prevailing market price or in negotiated transactions. The selling price of the shares will be determined by market factors at the time of their resale.

The shares are issuable to the selling shareholders under the China Cable and Communication, Inc. 2005 Stock Compensation Plan as compensation for its employees or consultants. All net proceeds from the reoffer or resale of the shares of common stock offered by this prospectus will go to the selling shareholders. We will not receive any proceeds from such sales.

This Prospectus Supplement No. 1 is being filed to update the original table of Selling Shareholders in the original prospectus with respect to the names and the amounts of securities to be reoffered. This Prospectus Supplement No.1 is not complete without, and may not be delivered or utilized except in connection with, the original prospectus. This Prospectus Supplement No. 1 is qualified by reference to the original prospectus, except to the extent that the information contained in this Prospectus Supplement No.1 supersedes the information contained in the original prospectus.

SELLING SECURITYHOLDERS

The following table provides certain information with respect to certain selling security holders’ beneficial ownership of Common Stock as of November 8, 2005, and as adjusted to give effect to the sale of all of the shares offered hereby. The selling shareholders can offer all, some or none of their shares of our common stock, thus we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that the selling shareholders will sell all shares covered by this prospectus.

Name	Number of Shares Beneficially Owned Before Offering(1)	Number of Shares Being Offered	Number of Shares Beneficially Owned After Offering (2)
			Number of Shares	Percentage

Raymond Ying-Wai Kwan CEO and Director One Pacific Place, Suite 805 88 Queensway Hong Kong	2,798,000	2,524,000	274,000	*

Yau-Sing Tang President and CFO One Pacific Place, Suite 805 88 Queensway Hong Kong	3,005,000	2,560,000	445,000	*

George Raney Director and Senior Vice President of Corporate Development 8400 Pershing Drive, Playa Del Rey, California, USA	625,500	514,000	111,500	*

Da-Xiang Zhang Deputy Chairman of the Board Room 807 Block B, Jin Xiu Yuan Gong Yu, Chao Yan Beijing, PRC	3,700,000	2,500,000	1,200,000	1.55%

Hong-Tao Li Director, Chief Operating Officer and Vice President of Project Development 20-13-4, Beijing Shi Fan Xue Yuan, Haidian, Beijing, PRC	51,335,776	2,500,000	48,835,776	63.48%

* Less than 1%.

(1) The number and percentage of share beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which each selling stockholder has sole or shared voting power or investment power and also any shares, which the selling stockholder has the right to acquire within 60 days.

(2) Based on 76,928,260 shares of common stock outstanding as of June 30, 2005.

The common stock offered involves a high degree of risk. We refer you to "Risk Factors," beginning on page 2 of the original prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No.1 is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is November 8, 2005